Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF FISCAL 2012

Announces significant improvement in profitability

WALTHAM, Mass., – December 5, 2011 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its first quarter of fiscal year 2012 ended October 31, 2011.

Financial Summary

•	Net revenue of $206.2 million, compared to $236.4 million in the first quarter of fiscal 2011

•	Gross margin as a percentage of revenue of 12.6%, compared to 9.5% in the first quarter of fiscal 2011

•	Operating income of $2.6 million, compared to operating loss of $2.7 million in the first quarter of fiscal 2011

•	Net income of $1.6 million, or $0.04 per share, compared to net loss of $6.7 million, or ($0.15) per share, in the first quarter of fiscal 2011

•	Non-GAAP operating income of $8.3 million, compared to $4.7 million in the first quarter of fiscal 2011

•	Free cash flow from operations of $3.5 million, compared to a cash use of $17.5 million in the first quarter of fiscal 2011

Consolidated Financial Results

“During the first quarter of fiscal 2012, we continued to execute our plans to put ModusLink on a path toward sustainable revenue growth and improved profitability,” said Joseph C. Lawler, president and chief executive officer of ModusLink Global Solutions. “We saw a significant improvement in profitability as our gross profit margin reached its highest level in nearly two years. The improvement of gross profit margin compared to the same period last year was supported by a more favorable revenue mix, with a higher percentage of revenue derived from our Asia operations, as well as by the effects of cost reduction actions. These factors also contributed to ModusLink reporting its first operating profit in six quarters.”

“While revenue for the first quarter was lower year over year as expected, it increased on a sequential quarter basis. Our investment and cost reduction plan that we discussed in detail last quarter is specifically aimed at overcoming pressures in the market and achieving revenue growth. We are pleased with the progress we are making and, based on our actions to date, we are on track to make our planned investments and achieve our cost reduction objectives for fiscal 2012. We are confident in our plan, which is beginning to deliver results, and we are focused on phasing it in as quickly as possible during this fiscal year,” continued Lawler.

ModusLink reported net revenue of $206.2 million for the first quarter of fiscal 2012, a decrease of 12.8% compared to net revenue of $236.4 million reported in the first quarter of fiscal 2011. Revenue from the Company’s base business in the first quarter of fiscal 2012 was $191.7 million, a decrease of 7.6% compared to the same period a year ago, primarily as a result of lower volumes from certain client programs, which had a particular effect on operations in Europe and the Americas (1). Revenue generated from new programs for the first quarter of fiscal 2012 was $14.5 million, a decrease of 49.5% compared to the first quarter of fiscal 2011. Revenue for the first quarter of fiscal 2012 increased 3.7%, compared to $198.8 million in the fourth quarter of fiscal 2011, primarily driven by seasonal factors.

Gross profit for the first quarter of fiscal 2012 increased to $26.0 million, or 12.6% of revenue, compared to $22.4 million, or 9.5% of revenue, in the first quarter of fiscal 2011. The increase was driven by favorable revenue mix, with a higher percentage of revenue derived from the Company’s operations in Asia, and benefits from cost reduction actions. Results for the first quarter of fiscal 2011 included a previously disclosed one-time price concession, which had a 150 basis point unfavorable impact on gross profit margin in that year-ago quarter.

Operating income for the first quarter of fiscal 2012 was $2.6 million, compared to operating loss of $2.7 million in the first quarter of fiscal 2011. The improvement was due to higher gross margin, lower amortization expense and lower selling general and administrative costs compared to the year-ago period.

Included in the Company’s operating results for the first quarter of fiscal 2012 were selling, general and administrative expenses of $22.3 million, compared to $22.6 million in the same quarter of fiscal 2011, a reduction of 1.2%. The decline was due to a net reduction in labor costs resulting from the Company’s cost reduction initiatives as well as the receipt of $3.4 million of escrowed funds related to the Company’s acquisition of Tech for Less in December of 2009. Selling, general and administrative expenses for the first quarter of fiscal 2012 also included costs of $3.4 million for professional fees associated with the Company’s previously announced investment and cost reduction plan, which were not present in the year-ago period. Restructuring charges of $0.8 million in the first quarter of fiscal 2012 related to costs associated with the restructuring of facilities.

Other income (expense) was income of $0.8 million in the first quarter of fiscal 2012, compared to an expense of $2.7 million in the first quarter of fiscal 2011. The improvement was primarily the result of foreign exchange transaction gains recognized in the first quarter of fiscal 2012, compared to foreign exchange transaction losses in the first quarter of 2011.

Net income for the first quarter of 2012 was $1.6 million, or $0.04 per share, compared to net loss of $6.7 million, or ($0.15) per share, for the same period in fiscal 2011.

Excluding net charges related to depreciation, amortization of intangible assets, share-based compensation and restructuring, the Company reported non-GAAP operating income of $8.3 million for the first quarter of fiscal 2012, compared to $4.7 million for the same period in fiscal 2011.

As of October 31, 2011, the Company had working capital of $185.8 million, compared to $184.2 million at July 31, 2011 and $224.1 million at October 31, 2010. Included in working capital as of October 31, 2011 were cash, cash equivalents and marketable securities totaling $111.7 million compared to $111.4 million at July 31, 2011 and $146.2 million at October 31, 2010. In the third quarter of fiscal 2011, ModusLink paid a special cash dividend of $40 million in aggregate, which was funded by cash on the Company’s balance sheet. The Company concluded the quarter with no outstanding bank debt.

For the first quarter of fiscal 2012, cash flow from operating activities was $5.2 million and additions to property and equipment were $1.7 million, and therefore free cash flow from operations was $3.5 million, compared to a cash use of $17.5 million in the same period in 2011.

“Historically, our cash flow has been seasonal with the business typically using cash during the first fiscal quarter as ModusLink and its clients prepare for the holiday period,” said Steven G. Crane, chief financial officer of ModusLink Global Solutions. “However, our improvement in profitability and client program mix supported our generation of free cash flow in the quarter.”

During the quarter, ModusLink continued to execute its previously announced investment and cost reduction plan. Key components of the plan include investments in sales and marketing and other initiatives to drive future revenue growth, as well as cost alignment initiatives, working capital improvements and a strengthening of the Company’s leadership team. The cost reduction actions are being phased in and are expected to result in annualized cost savings between $30 and $40 million. The Company estimates approximately $15 to $20 million of benefit will be realized in the 2012 fiscal year.

ModusLink intends to reinvest approximately $15 million of the savings realized in fiscal 2012 to support growth initiatives, including investments in sales and marketing as well as short-duration consulting and other projects. The Company is planning to reduce those expenses by $6 million in fiscal 2013 as those short-duration elements conclude.

In addition, the Company expects approximately $10 to $15 million of restructuring and other one-time costs associated with the cost reduction plan in fiscal 2012.

Outlook

ModusLink continues to execute its investment and cost reduction plan, and remains cautious regarding the effects of the global economic environment on its business, especially in Europe. For the second quarter of fiscal 2012, the Company expects a sequential decline in revenue, compared to the first quarter of fiscal 2012, at a rate that is similar to the seasonal decline that the Company has experienced in recent years.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2012 first quarter results at 5:00 p.m. ET on December 5, 2011. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

(1)	New programs defined as client programs that have been executed for fewer than 12 months. Base business defined as client programs that have been executed for 12 months or more.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the

Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. The Company defines “free cash flow from operations” as net cash provided by (used in) operating activities of continuing operations less additions to property and equipment as shown on the Company’s consolidated statements of cash flows. A table reconciling the Company’s non-GAAP measures to the closest GAAP measures is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s plans toward sustainable revenue growth and improved profitability, the key components of the Company’s investment and cost reduction plan and the progress and goals of the plan, as well as the timing and impact of the expected benefits of such program; the amount of expected cost savings in fiscal 2012 and on an annualized basis and resulting benefits in fiscal 2012 and fiscal 2013; the amount and intended use of reinvested savings; the expected reduction in short-duration project expenditures; the expected amount of restructuring and other one-time costs associated with the cost reduction plan in fiscal 2012; the expected growth in revenue and profits as a result of the investing and cost reduction plan; and expectations as to revenue in the second quarter of fiscal 2012 as compared with the first quarter of fiscal 2012. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including the announced investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on

Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

Communications Director

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2011	July 31, 2011	October 31, 2010

Assets:
Cash and cash equivalents	$111,526	$111,225	$145,924
Available-for-sale securities	133	131	233
Accounts receivable, trade, net	187,952	146,411	186,479
Inventories, net	95,429	77,102	80,007
Prepaid expenses and other current assets	10,120	10,876	13,488

Total current assets	405,160	345,745	426,131

Property and equipment, net	44,716	47,299	52,210
Investments in affiliates	12,642	12,016	13,103
Goodwill	3,058	3,058	16,207
Other intangible assets, net	4,360	4,699	22,495
Other assets	9,510	9,545	10,022

	$479,446	$422,362	$540,168

Liabilities:
Current installments of obligations under capital leases	$37	$43	$26
Accounts payable	164,196	114,588	144,930
Current portion of accrued restructuring	1,909	1,456	3,026
Accrued income taxes	1,260	180	242
Accrued expenses	42,497	36,384	45,971
Other current liabilities	7,692	7,029	6,048
Current liabilities of discontinued operations	1,817	1,817	1,792

Total current liabilities	219,408	161,497	202,035

Long-term portion of accrued restructuring	36	8	665
Obligations under capital leases, less current installments	39	22	23
Other long-term liabilities	15,791	15,773	16,485
Non-current liabilities of discontinued operations	1,623	1,883	2,929

	17,489	17,686	20,102
Stockholders’ equity	242,549	243,179	318,031

	$479,446	$422,362	$540,168

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended October 31,
	2011	2010	Fav (Unfav)

Net revenue	$206,151	$236,379	-12.8%
Cost of revenue	180,138	214,025	15.8%

Gross profit	26,013	22,354	16.4%

	12.6%	9.5%	3.1%
Operating expenses:
Selling, general and administrative	22,288	22,551	1.2%
Amortization of intangible assets	332	1,679	80.2%
Restructuring, net	755	789	4.3%

Total operating expenses	23,375	25,019	6.6%

Operating income (loss)	2,638	(2,665)	199.0%

Other income (expense)	832	(2,651)	131.4%

Income (loss) from continuing operations before taxes	3,470	(5,316)	165.3%
Income tax expense	1,871	1,309	-42.9%

Income (loss) from continuing operations	1,599	(6,625)	124.1%

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	—	(45)	100.0%

Net Income (loss)	$1,599	$(6,670)	124.0%

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.04	$(0.15)	126.7%

Income (loss) from discontinued operations	$—	$—	0.0%

Net income (loss)	$0.04	$(0.15)	126.7%

Shares used in computing basic earnings (loss) per share	43,315	43,309

Shares used in computing diluted earnings (loss) per share	43,318	43,309

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended
	October 31, 2011	October 31, 2010

Net revenue:

Americas	69,666	80,823
Asia	60,881	57,498
Europe	57,453	77,698
All other	18,151	20,360

	$206,151	$236,379

Operating income (loss):

Americas	(191)	(3,542)
Asia	9,431	4,828
Europe	(1,828)	588
All other	74	(75)

	7,486	1,799
Other reconciling items	(4,848)	(4,464)

	$2,638	$(2,665)

Non-GAAP operating income (loss):

Americas	1,243	(1,051)
Asia	11,104	6,840
Europe	(437)	2,067
All other	643	712

	12,553	8,568
Other reconciling items	(4,211)	(3,865)

	$8,342	$4,703

Note: The Company defines non-GAAP operating income as total operating income excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill & long-lived assets, share-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$8,342	$4,703

Adjustments:
Depreciation	(3,735)	(3,997)
Amortization of intangible assets	(332)	(1,679)
Share-based compensation	(882)	(903)
Restructuring, net	(755)	(789)

GAAP Operating income (loss)	$2,638	$(2,665)

Other income (expense), net	832	(2,651)
Income tax expense	(1,871)	(1,309)
Income (loss) from discontinued operations	—	(45)

Net income (loss)	$1,599	$(6,670)

Reconciliations for non-GAAP measure:

	Three months ended October 31,
	2011	2010
Net cash provided by operating activities of continuing operations	$5,219	$(15,592)
Additions to property and equipment	(1,750)	(1,919)

Free cash flow from operations	$3,469	$(17,511)